Exhibit 10.4

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 13th day of May, 2015, by and between Global Water Resources, Inc., a Delaware corporation (the “Company”), and Michael J. Liebman, a resident of the State of Arizona (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ the Executive as its Vice President, Secretary, and Chief Financial Officer, as well as Vice President, Secretary, and Chief Financial Officer of Global Water, LLC and all utility subsidiaries, and the Executive desires to accept such employment; and

WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions of the Executive’s employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations, covenants and mutual agreements contained herein, the Company and the Executive agree as follows:

1.        Employment.    Subject to the terms and conditions of this Agreement, the Company agrees to employ the Executive as its Vice President, Secretary, and Chief Financial Officer, and as Vice President, Secretary, and Chief Financial Officer of Global Water, LLC and all regulated utility subsidiaries, and the Executive agrees to diligently perform the duties associated with such positions, including (without limitation) those duties listed on Exhibit A attached hereto. The Executive shall perform his duties primarily at the Company’s headquarters located in Phoenix, Arizona. The Executive will report directly to the Company’s board of directors (the “Board”), and shall perform such other duties as the Board may assign from time to time, provided that such additional duties are reasonable and consistent with the scope of the positions held by the Executive. The Executive will devote substantially all of his business time, attention and energies to the business of the Company and will comply with the policies and guidelines established by the Company from time to time applicable to its senior management executives. During the term of this Agreement, the Executive shall not, without the Company’s prior written consent, be a director, officer, employee, consultant or advisor of or to any person, firm, association, syndicate, partnership, trust or corporation engaged in, concerned with or interested in a business substantially similar to the business of the Company. Notwithstanding the foregoing, the Executive may (a) serve on civic or charitable or not-for-profit industry-related organizations, (b) engage in charitable, civic, educational, professional community and/or industry activities without remuneration therefore, (c) manage personal and family investments, and (d) purchase securities in any corporation whose securities are regularly traded, provided that such purchase shall not result in the Executive beneficially owning 5% or more of the equity securities of any business in competition with the Company at any time.

2.        Term.    The Executive will be employed under this Agreement from the date of Execution until May 13, 2019, unless the Executive’s employment is terminated earlier pursuant to Section 7. Thereafter, the Agreement will automatically renew for one or more additional 12-month periods (each a “Renewal Term”), unless on or before December 31, 2018 (or December 31st during the year of the then current Renewal Term, as applicable), either the Executive or the Company notifies the other party in writing that it wishes to terminate employment under this Agreement at the end of the term then in effect.

3.        Base Salary.    The Company will pay the Executive an annual base salary (“Base Salary”) of $225,000 during the first calendar year of the term of this Agreement. As of January 1, 2016, the annual base salary will increase to $235,000. As of January 1, 2017, the annual base salary will increase to $250,000. Thereafter, the Board (or its compensation committee) shall review the Base Salary on an annual basis to determine whether any increases are appropriate based on a combination of factors, which shall include (without limitation) the Executive’s achievement of specified performance objectives and/or the amount of compensation paid to the Executive’s peers at other, similarly situated public companies. The Base Salary may not be reduced without the Executive’s consent. The Base Salary will be payable in accordance with the payroll practices of the Company in effect from time to time and will be subject to customary withholding for applicable taxes and other deductions.

4.        Incentive Compensation.    The Executive may be entitled to annual incentive compensation as determined (a) in the discretion of the Board (or its compensation committee) or (b) pursuant to any incentive compensation program adopted by the Company from time to time. For each calendar year, the Executive will be eligible to receive up to 35% of his Base Salary as a cash bonus and up to 35% of his Base Salary as incentive compensation in the form of phantom stock units, having a value of up to 35% of his Base Salary, with the value of the phantom stock units to be determined in accordance with Global Water Resources, Inc. Phantom Stock Unit Plan (the “PSU Plan”). The actual percent of incentive compensation paid to Executive in the form of cash and phantom stock units will be based on satisfying the performance goals for each calendar year as determined by the Board (or its compensation committee) and calculated in accordance with the bonus payments for all employees. If Executive is entitled to an award of phantom stock units pursuant to the PSU Plan, such phantom stock units shall be subject to the terms and conditions of the PSU Plan and any award agreement issued pursuant to the PSU Plan. If Executive is entitled to receive a cash bonus, such bonus shall be paid at such time as cash bonuses are otherwise payable to all employees under the incentive compensation program.

5.        Reimbursement of Business Expenses.    The Executive shall be entitled to reimbursement of reasonable and customary business expenses, including for all authorized travel and all out of pocket expenses incurred by the Executive as authorized by the Company in the performance of his duties. The Executive shall furnish any statements, receipts, invoices and other documentation that the Company may reasonably require in connection with processing such reimbursements.

6.        Other Benefits.    The Company will provide to the Executive such fringe and other benefits as are regularly provided by the Company to members of its senior management team, including participation in the Company’s welfare plans (e.g., health, medical, dental, vision, etc.) and other benefit programs (e.g., profit-sharing, long-term incentive compensation, retirement, investment, life and disability insurance, etc.) in effect from time to time, in ease case to the extent that the Executive is eligible for participation under the terms of such plans or programs. The Executive shall be entitled to five (5) weeks of paid vacation per year, which vacation shall be paid at a rate equal to the Executive’s then current Base Salary. The Executive may take such vacation at such time(s) as the Executive and the Company shall mutually agree to, acting reasonably.

7.        Termination of Employment.

A.        Voluntary Resignation by Executive without Good Reason.    The Executive may voluntarily terminate his employment with the Company at any time by giving two (2) weeks advance written notice to the Company (which notice period the Company may waive in whole or in part in its sole discretion). If such voluntary termination is without Good Reason (as defined below), then (i) the Company will be obligated to pay the Executive’s then current Base Salary through the Date of Termination (as defined below) and any incentive compensation earned in previous years but not yet paid; (ii) no incentive compensation shall be payable for the year in which the termination occurs; and (iii) the Company shall not pay or reimburse the Executive for COBRA (as defined below) premiums for the period that the Company is required to offer COBRA coverage as a matter of law. For the avoidance of doubt, any unvested phantom stock units, stock appreciation rights or other equity-based awards shall be forfeited.

B.        Voluntary Resignation by Executive with Good Reason; Termination without Cause by the Company.    If the Executive terminates his employment with the Company with Good Reason, or if the Company terminates the Executive’s employment without Cause (as defined below), including by providing the notice of non-renewal referenced in Section 2, then (i) the Company will be obligated to pay the Executive’s then current Base Salary through the Date of Termination and any incentive compensation earned in previous years but not yet paid; (ii) no incentive compensation shall be payable for the year in which the termination occurs, except if during the last six (6) months of the Company’s fiscal year, (a) the Company terminates the Executive’s employment without Cause or (b) the Executive terminates his employment with Good Reason, in which case the Executive will be paid a pro rata bonus based upon the Company’s performance for the fiscal year payable at such time as incentive compensation is otherwise payable to employees under the incentive compensation program; (iii) if Executive timely and properly elects continuation coverage under COBRA, the Company shall reimburse Executive for the COBRA premiums for the level of coverage that the Executive had elected prior to the Executive’s Separation from Service until the earliest of (A) 18 months following the date of Executive’s Separation from Service, (B) the date on which the Executive becomes employed by any other employer that provides health insurance coverage, regardless of whether such coverage is comparable to the coverage provided by the Company or (C) the date the Executive is no longer eligible to receive COBRA continuation coverage; (iv) notwithstanding the provisions in any equity, phantom stock, or stock appreciation right plan or award agreement to the contrary, any equity or stock price-based awards previously granted will become fully vested and exercisable and all restrictions on restricted awards will lapse; and (v) the Company will pay the Executive an amount equal to the sum of (A) one and a half (1.5) times the Executive’s current Base Salary as of the Date of Termination, and (B) three (3) times the cash bonus that the Executive earned in the year immediately preceding the Date of

Termination. Unless otherwise provided in this Agreement, this amount shall be paid in a lump-sum payment within 60 days following the Executive’s Separation from Service.

C.        Termination for Cause by the Company.    If the Company terminates the Executive’s employment for Cause, then, (i) the Company will be obligated to pay the Executive’s then current Base Salary through the Date of Termination and any incentive compensation earned in previous years but not yet paid; and (ii) no incentive compensation shall be payable for the year in which the termination occurs. For the avoidance of doubt, any unvested phantom stock units, stock appreciation rights or other equity-based awards shall be forfeited. Upon a termination for Cause by the Company, the provisions of Section 8 (Non-Solicitation) shall automatically become applicable for the six (6)-month period set forth therein, without any further payment due to the Executive. The Executive acknowledges and agrees that the compensation herein is adequate consideration for such covenants.

D.        Death or Disability.    If Executive dies or becomes Disabled, then the Company will be obligated to pay (i) the Executive’s then current Base Salary through the effective date of Disability and any incentive compensation earned in previous years but not yet paid, (ii) a pro-rated amount of the Executive’s actual incentive compensation for the year, payable at such time as incentive compensation is otherwise payable to employees under the incentive compensation program, (iii) if Executive or Executive’s qualified beneficiary timely and properly elects continuation coverage under COBRA, the Company shall reimburse Executive or Executive’s qualified beneficiary for the COBRA premiums for the level of coverage that the Executive had elected prior to the Executive’s death or Disability until the earliest of (A) 18 months following the date of Executive’s death or Disability, (B) the date on which the Executive becomes employed by any other employer that provides health insurance coverage, regardless of whether such coverage is comparable to the coverage provided by the Company or (C) the date the Executive or his qualified beneficiary is no longer eligible to receive COBRA continuation coverage; and (iv) notwithstanding the provisions in any equity, phantom stock, or stock appreciation right plan or award agreement to the contrary, any equity or stock price-based awards previously granted will become fully vested and exercisable and all restrictions on restricted awards will lapse and, to the extent permitted under the applicable plan’s governing documents, the Executive (or the Executive’s beneficiary(ies)) shall have a period of one (1) year from the effective date of Disability to exercise any such options (or if shorter, the expiration date of the option).

E.        Definitions.    For purposes of this Agreement:

(1)        “Cause”    shall occur if the Executive (a) has engaged in malfeasance, willful or gross misconduct, or willful dishonesty that materially harms the Company or its stockholders, (b) is convicted of a felony that is materially detrimental to the Company or its stockholders, (c) is convicted of or enters a plea of nolo contendere to a felony that materially damages the Company’s financial condition or reputation or to a crime involving fraud; (d) is in material violation of the Company’s ethics/policy code, including breach of duty of loyalty in connection with the Company’s business; (e) willfully fails to perform his duties under this Agreement after notice by the Company and a reasonable opportunity to cure; or (f) impedes, interferes or fails to reasonably cooperate with an investigation authorized by the Company or fails to follow a legal and proper Company directive.

(2)        “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(3)        “Code” means the Internal Revenue Code of 1986, as amended.

(4)        “Date of Termination” shall mean (a) if this Agreement is terminated as a result of the Executive’s death, the date of the Executive’s death, (b) if this Agreement is terminated by the Executive, the last day of his employment with the Company, (c) if this Agreement is terminated as a result of the Executive’s Disability, the effective date of the Disability, (d) if this Agreement is terminated by the Company for Cause, the date a final determination is provided to the Executive by the Company, or (e) if this Agreement is terminated by the Company without Cause, the date notice of termination is given to the Executive by the Company.

(5)        “Disability” shall mean if, by reason of any medically determinable physical or mental impairment which actually hinders the Executive’s ability to perform his job and which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, the Executive is receiving income replacement benefits for a period of not less than six (6) months under an accident and health plan established by the Company for its employees. The effective date of Executive’s Disability is the last day of the sixth month on which the Executive receives the income replacement benefits.

(6)        “Good Reason” shall mean a Separation from Service within two (2) years following the occurrence of one or more of the following circumstances without Executive’s express consent: (a) a material diminution in the Executive’s authority, duties or responsibilities, (b) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report; (c) a material diminution in Executive’s base compensation not consented to as required under Section 3; (d) a material change in the geographic location of Executive’s principal office; or (e) any other action or inaction that constitutes a material breach by the Company of this Agreement. Executive must provide written notice to Company of the existence of the Good Reason condition described in clauses (a) – (e) above within ninety (90) days of the initial existence of the condition. Notwithstanding anything to the contrary, an event described in clauses (a) – (e) above will not constitute Good Reason if, within thirty (30) days after Executive gives Company notice of the occurrence or existence of an event that Executive believes constitutes Good Reason, Company has fully corrected such event.

(7)        “Separation from Service” shall mean either (a) termination of the Executive’s employment with Company and all affiliates of the Company, or (b) a permanent reduction in the level of bona fide services the Executive provides to the Company and all affiliates to an amount that is 20% or less of the average level of bona fide services the Executive provided to the Company in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treasury Regulations Section 1.409A-1(h)(1)(ii). Solely for purposes of determining whether the Executive has a Separation from Service, the Executive’s employment relationship is treated as continuing while the Executive is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as the Executive’s right to reemployment with the Company or an affiliate is provided either by statute or contract). If the Executive’s period of leave exceeds six (6) months and the Executive’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six (6)-month period. Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.

F.        Release Agreement.    Notwithstanding anything to the contrary herein, no payment shall be made under this Section 7 unless the Executive executes (and does not revoke) a legal release (“Release Agreement”), in the form and substance reasonably requested by the Company, in which the Executive releases the Company and its affiliates, directors, officers, employees, agents, and others affiliated with the Company, from any and all claims, including claims relating to the Executive’s employment with the Company and the termination of the Executive’s employment. The Release Agreement shall be provided to the Executive within five (5) days following the Executive’s Separation from Service. The Release Agreement must be executed and returned to the Company within the 21- or 45-day (as applicable) period described in the Release Agreement and it must not be revoked by the Executive within the seven (7)-day revocation period described in the Release Agreement. Notwithstanding anything in this Section 7 to the contrary, if the 21-or 45-day consideration period, plus the seven-day revocation period, spans two calendar years, the first payment to which Executive is entitled shall be made to the Executive in the second calendar year.

G.        Compliance with Section 409A of the Code.    The Company believes that the payments due pursuant to this Agreement qualify for the short-term deferral exception or the separation pay exception to Section 409A as set forth in Treasury Regulation Section 1.409A-1(b)(4). Notwithstanding anything to the contrary in this Agreement, if the Company determines that neither the short-term deferral exception, separation pay exception nor any other exception to Section 409A applies to the payments due pursuant to this Agreement, to the extent any payments are due on the Executive’s Separation from Service and if Executive is a “specified employee” (as defined in Treasury Regulation Section 1.409A-l(i)) at the time of Executive’s Separation from Service, then such payments shall be paid on the first business day following the expiration of the six month period following the Executive’s Separation from Service along with accrued interest at the Bank of America, Arizona prime rate determined as of the date of the payment. This Agreement shall be operated in compliance with Section 409A or an exception thereto and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an applicable exception. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code. Executive does not have any right to make any election regarding the time or form of any payment due under this Agreement. The reimbursement of the COBRA premiums provided for in the Agreement shall be paid to Executive on the fifth day of the monthly immediately follow the month in which Executive timely remits the premium payment. Executive may not elect to receive cash or any other benefit in lieu of the benefits provided by this Agreement.

8.        Change of Control Fee.

A.        Notwithstanding the provisions in any equity, phantom stock or stock appreciation rights plan or award agreement to the contrary, any equity or stock price based awards (including phantom stock units and stock appreciation rights) previously granted to the Executive will become fully vested and exercisable and all restrictions on restricted awards will lapse upon any Change of Control (as defined below), regardless of whether Employee remains employed by the Company or its successor following the Change of Control.

B.        If the Executive terminates his employment with the Company with Good Reason, or if the Company terminates the Executive’s employment without Cause within 18 months following a Change of Control of the Company, the Executive will be entitled to a lump-sum cash payment equal to the sum of (i) one and a half (1.5) times the Executive’s current Base Salary as of the date of the Change of Control, and (ii) three (3) times the cash bonus that the Executive earned in the year immediately preceding the Change of Control. Such payment shall be made within 60 days of the date of the Executive’s Separation from Service. To the extent that any disputes arise involving the terms and conditions of this Agreement (or the termination of the Executive’s employment) following a Change of Control, the Executive shall be entitled to reimbursement by the Company for his reasonable attorneys’ fees and other legal fees and expenses incurred in connection with contesting or disputing any such termination or seeking to obtain or enforce any right or benefit provided for under this Agreement. Any such fees and expenses shall be reimbursed by the Company as they are incurred. All reimbursements will be made no later than December 31 of the calendar year following the calendar year in which the expense was incurred. The amounts reimbursed in one taxable year will not affect the amounts eligible for reimbursement by Company in a different taxable year. Executive may not elect to receive cash or any other benefit in lieu of the reimbursement of legal fees and expenses provided by this Section. If Executive is entitled to a payment pursuant to this Section 8, the Executive shall be ineligible for any payment due pursuant to Section 7.

C.        For purposes of this Agreement, “Change of Control” shall mean a “change in the ownership or effective control of a corporation,” or a “change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Code Section 409A (treating the Company as the relevant corporation) provided, however, that for purposes of determining a “change in the effective control,” “50 percent” shall be used instead of “30 percent” and for purposes of determining a “substantial portion of the assets of the corporation,” “85 percent” shall be used instead of “40 percent.” Notwithstanding the foregoing, in the event of either (i) a merger, consolidation, reorganization, share exchange or other transaction as to which the holders of the capital stock of GWR Global Water Resources Corp. (“GWRC”) or the Company, as the case may be, before the transaction continue after the transaction to hold, directly or indirectly through a holding company or otherwise, shares of capital stock of GWRC or the Company (or other surviving company), as the case may be, representing more than fifty percent (50%) of the value or ordinary voting power to elect directors of the capital stock of GWRC or the Company (or other surviving company), as the case may be, or (ii) any increase in ownership of the Company by GWRC, such transaction(s) shall not constitute a Change of Control.

9.        Non-Solicitation.    The Executive hereby covenants and agrees that for a period of one (1) year from the Date of Termination, Executive will not directly or indirectly hire or solicit for employment for any other business entity other than the Company (whether as an employee, consultant, independent contractor, or otherwise) any person who is, or within the six (6)-month period preceding the date of such activity was, an employee, independent contractor or the like of the Company or any of its subsidiaries, unless Company gives its written consent to such employment or offer of employment. The covenants set forth in this Section 9 will survive the Executive’s termination of employment under Section 7.

10.      Non-Disclosure of Confidential Information.

A.        It is understood that in the course of the Executive’s employment with the Company, the Executive will become acquainted with Company Confidential Information (as defined below). The Executive recognizes that Company Confidential Information has been developed or acquired at great expense, is proprietary to the Company, and is and shall remain the exclusive property of the Company. Accordingly, the Executive agrees that he will not disclose to others, copy, make any use of, or remove from the Company’s premises any Company Confidential Information, except as the Executive’s duties may specifically require, without the express written consent of the Company, during the Executive’s employment with the Company and thereafter until such time as Company Confidential Information becomes generally known, or readily ascertainable by proper means by persons unrelated to the Company.

B.        Upon any termination of employment, the Executive shall promptly deliver to the Company the originals and all copies of any and all materials, documents, notes, manuals, or lists containing or embodying Company Confidential Information, or relating directly or indirectly to the business of the Company, in the possession or control of the Executive.

C.        The Executive hereby agrees that the period of time provided for in this Section 10 and other provisions and restrictions set forth herein are reasonable and necessary to protect the Company and its successors and assigns in the use and employment of the goodwill of the business conducted by the Company. The Executive further agrees that damages cannot compensate the Company in the event of a violation of this Section 10 and that, if such violation should occur, injunctive relief shall be essential for the protection of the Company and its successors and assigns. Accordingly, the Executive hereby covenants and agrees that, in the event any of the provisions of this Section 10 shall be violated or breached, the Company shall be entitled to obtain injunctive relief against the party or parties violating such covenants, without bond but upon due notice, in addition to such further or other relief as may be available at equity or law. Obtainment of such an injunction by the Company shall not be considered an election of remedies or a waiver of any right to assert any other remedies which the Company has at law or in equity. No waiver of any breach or violation hereof shall be implied from forbearance or failure by the Company to take action thereof. The prevailing party in any litigation, arbitration or similar dispute resolution proceeding to enforce this provision will recover any and all reasonable costs and expenses, including attorneys’ fees.

D.        “Company Confidential Information” shall mean confidential, proprietary information or trade secrets of the Company and its subsidiaries and affiliates including without limitation the following: (i) customer lists and customer information as compiled by the Company; (ii) the Company’s internal practices and procedures; (iii) the Company’s financial condition and financial results of operation; (iv) supply of materials information, including sources and costs, and current and prospective projects; (v) strategic planning, manufacturing, engineering, purchasing, finance, marketing, promotion, distribution, and selling activities; (vi) all other information which the Executive has a reasonable basis to consider confidential or which is treated by the Company as confidential; and (vii) all information having independent economic value to the Company that is not generally known to, and not readily ascertainable by proper means by, persons who can obtain economic value from its disclosure or use. Notwithstanding the foregoing provisions, the following shall not be considered “Company Confidential Information”: (l) the general skills of the Executive; (2) information generally known by senior management executives within the Company’s industry; (3) persons, entities, contacts or relationships of the Executive that are also generally known in the industry; and (4) information which becomes available on a non-confidential basis from a source other than the Executive which source is not prohibited from disclosing such confidential information by legal, contractual or other obligation.

11.        Waiver of Intellectual Property and Moral Rights.    The Executive agrees that any and all ideas, concepts, processes, discoveries, improvements and inventions conceived, discovered, made, designed, researched or developed by the Executive either solely or jointly with others, during the Executive’s employment with the Company and for the six (6) months thereafter, which relate to the Company’s business or resulting from any work the Executive does for the Company (collectively the “Intellectual Property”), are the Intellectual Property of the Company. The Executive hereby irrevocably assigns and grants to the Company all his right, title and interest in and to such Intellectual Property (including any moral rights thereto). The Executive agrees to deliver to the Company all papers, documents, files, electronic data or media, reasonably requested by the Company in connection therewith. Without limiting the foregoing, the Executive acknowledges that any and all Intellectual Property, and any and all other property of the Company protectable by patent, copyright or trade secret law, developed in whole or in part by the Executive in connection with the performance of services to the Company as an employee, are the sole property of the Company.

12.        Return of Company Property Following Termination.    The Executive agrees that following the termination of his employment for any reason, he will promptly return all property of the Company, its affiliates and any divisions thereof he may have managed that is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing, as well as any materials or equipment supplied by the Company to the Executive.

13.        Cooperation; No Disparagement.    During the one (l)-year period following the Executive’s Date of Termination, the Executive agrees to provide reasonable assistance to the

Company (including assistance with litigation matters), upon the Company’s request, concerning the Executive’s previous employment responsibilities and functions with the Company. Additionally, at all times after the Executive’s employment with the Company has terminated, the Company and the Executive agree to refrain from making any disparaging or derogatory remarks, statements and/or publications regarding the other, its employees or its services. In consideration for such cooperation, the Company shall compensate the Executive for the time the Executive spends on such cooperative efforts (at an hourly rate based on the Executive’s total compensation during the year preceding the Date of Termination) and the Company shall reimburse the Executive for his reasonable out-of-pocket expenses the Executive incurs in connection with such cooperative efforts.

14.        Non-Competition.    The Executive agrees that during his employment by the Company hereunder and for a period of one (1) year thereafter, he will not (except on behalf of or with the prior written consent of the Company), within the State of Arizona either engage in or carry on, directly or indirectly, on his own behalf or in the service or on behalf of others, as a member of a limited liability company, partner of a partnership, or as a stockholder, investor, officer, director, trustee, or as an employee, agent, associate, consultant or in any other capacity engage in the water and wastewater utility business. This restriction shall not apply to the Executive working for a non-competitive state agency or municipal provider, or for a general contractor whose company solely constructs utility infrastructure on behalf of municipalities and utilities. The parties intend that the covenants contained in this Section 14 shall be deemed to be a series of separate covenants one for each county in the State of Arizona and except for geographic coverage, each such separate covenant shall be identical to the covenants contained in this Section 14. This restriction shall not apply if the Executive resigns with Good Reason or is terminated without Cause.

15.        Severability.    If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any applicable law, then such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification will make the provision legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

16.        Assignment by Company.    Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity that assumes this Agreement and all obligations and undertakings hereunder. Upon such consolidation, merger or transfer of assets and assumption, the term “Company” as used herein shall mean such other corporation or entity, as appropriate, and this Agreement shall continue in full force and effect.

17.        Entire Agreement; Amendment; Waivers.    This Agreement embodies the complete agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior written, or prior or contemporaneous oral, understandings or agreements between the parties that may have related in any way to the subject matter hereof. This Agreement may be amended only in writing executed by the Company and the Executive. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants will not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.

18.        Governing Law.    This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the internal laws, and not the law of conflicts, of the State of Arizona.

19.        Notices.    Any notice required or permitted under this Agreement must be in writing and will be deemed to have been given when delivered personally or by overnight courier service or three days after being sent by mail, postage prepaid, at the address indicated below or to such changed address as such person may subsequently give such notice of:

if to the Company:	Global Water Resources, Inc.
21410 North 19th Avenue, Suite 201
Phoenix, Arizona 85027
Attention: Chief Executive Officer
Facsimile: (623) 518-4100

if to the Executive:	Michael Liebman
1809 W. Parnell Dr.
Phoenix, AZ 85085

20.        Dispute Resolution.    Except as otherwise provided in Section 10(C), any dispute, controversy, or claim, whether contractual or non-contractual, between the parties hereto arising directly or indirectly out of or connected with this Agreement, relating to the breach or alleged breach of any representation, warranty, agreement, or covenant under this Agreement, unless mutually settled by the parties hereto, shall be resolved by binding arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA”). The parties agree that before the proceeding to arbitration that they will mediate their disputes before the AAA by a mediator approved by the AAA. Any arbitration shall be conducted by arbitrators approved by the AAA and mutually acceptable to the Company and the Executive. All such disputes, controversies, or claims shall be conducted by a single arbitrator, unless the dispute involves more than $50,000 in the aggregate in which case the arbitration shall be conducted by a panel of three arbitrators. If the parties hereto are unable to agree on the mediator or the arbitrator(s), then the AAA shall select the arbitrator(s). The resolution of the dispute by the arbitrator(s) shall be final, binding, nonappealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitrator(s) shall award damages to the prevailing party. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in the Phoenix/Scottsdale metropolitan area. The Company shall pay all AAA, mediation, and arbitrator’s fees and costs. Except as otherwise provided in Section 8(A), the arbitrator(s) shall award reasonable attorneys’ fees and costs to the prevailing party.

21.        Withholding; Release; No Duplication of Benefits.    All of the Executive’s compensation under this Agreement will be subject to deduction and withholding authorized or required by applicable law. The Company’s obligation to make any post-termination payments hereunder (other than salary payments and expense reimbursements through a date of termination), shall be subject to receipt by the Company from the Executive of a mutually agreeable release, and compliance by the Executive with the covenants set forth in Sections 9 and 10 hereof.

22.        Successors and Assigns.    This Agreement is solely for the benefit of the parties and their respective successors, assigns, heirs and legatees. Nothing herein shall be construed to provide any right to any other entity or individual.

23.        Each Party the Drafter.    This Agreement and the provisions contained in it will not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

24.        Headings.    All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

25.        Execution of Agreement.    This Agreement may be executed via facsimile, .pdf or similar electronic transmission and in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

COMPANY:

GLOBAL WATER RESOURCES, INC.,

a Delaware corporation

By:	/s/ Trevor T. Hill

Name:	Trevor T. Hill

Title:	Chairman of the Board

EXECUTIVE:

/s/ Michael J. Liebman
Michael J. Liebman

EXHIBIT A

Executive Job Description

(See attached)

A-1